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                                                                Exhibit 99.14



SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO FIXED CHARGES (NOONEY INCOME FUND LTD LP) :



                                                                                          THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                MARCH 31,  MARCH 31,
                                      ------------------------------------------------   ---------  ---------
(000'S)                                 1995      1996      1997      1998      1999        1999      2000
Earnings:
  Pretax income (loss)                $    188  $    175  $    193  $    233  $    422    $    108  $    125

Fixed Charges:
  Interest expense                         135       122       117       106        93          23        26
                                      --------  --------  --------  --------  --------    --------  --------

                 Total fixed charges       135       122       117       106        93          23        26

                 Total earnings            323       297       310       339       515         131       151

                 Total fixed charges       135       122       117       106        93          23        26

Ratio of earnings to fixed charges        2.39      2.43      2.65      3.20      5.54        5.70      5.81
                                      ========  ========  ========  ========  ========    ========  ========